Exhibit 99

Trico Marine Agrees to Sell Interest in Brazilian Vessel Construction Project; Provides Update on Liquidity Enhancement Plan

HOUSTON, Aug. 1 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) announced that it has entered into an agreement to sell its interest in a newbuild construction project for an anchor handling, towing and supply vessel in Brazil (AHTS) in furtherance of the Company's plan to enhance liquidity.

The Company has agreed to sell its interest in a construction contract for an AHTS being built in Brazil and a contract with Petrobras to charter the vessel once completed. Nordea Securities acted as a consultant for the transaction. The Company anticipates recovering substantially all of its costs related to the project. The purchase agreement is subject to customary closing conditions including final approval from Petrobras.

As part of this liquidity enhancing plan, the Company also announced the refinancing of its outstanding NOK term loan. The new three-year NOK 150 million term loan facility contains identical covenants to the existing NOK revolving credit facility. Proceeds from the loan were used to paydown an outstanding NOK 40 million term loan and repay amounts outstanding under the Company's NOK 760 million revolving credit facility and provide additional borrowing capacity.

Additional information about the Company's plans to improve its liquidity are discussed in the Company's Form 10-Q for the quarter ended March 31, 2003, previously filed with the Securities and Exchange Commission.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.